Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of DropCar, Inc. on Form S3 (Nos. 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-227858) and Form S8 (Nos. 333-128488, 333-158232, 333-216145, 333-225790) of our report dated July 16, 2018, on our audit of the financial statements of Ayro, Inc. (formerly Austin EV, Inc.) as of December 31, 2017 and for the year then ended, which report is included in the Form 8-K filed February 7, 2020.

/s/EKS&H LLLP

EKS&H LLLP
Denver, Colorado
February 7, 2020